EXHIBIT 99.1

Digital Fusion Releases Third Quarter 2005 Results; Revenue Increased 190% over the Same Quarter Last Year

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Nov. 1, 2005--Digital Fusion, Inc. (OTCBB: DIGF), an information technology ("IT"), research and engineering, and acquisition and business support services provider today announced financial results for the third quarter ended
September 30, 2005.

    Third Quarter 2005 Highlights

    --  Revenue $5.8 million

    --  Net income of $91,000

    -- Increased revenue $1.3 million over prior quarter and $3.8 million over third quarter 2004

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) $366,000

    -- Revenue increased 28% and EBITDA increased 18% over prior quarter

    Financial Comparisons

    For the quarter ended September 30, 2005, revenues were $5.8 million compared to $4.5 million for the second quarter 2005 and $2.0 million for the same quarter in the previous year. The increase in revenues during the third quarter 2005 compared to the prior quarter was primarily due to growth in product revenue and growth in services revenue resulting from additional billable employees. The increase in revenues during the third quarter 2005 compared to the same period last year was primarily due to growth in engineering services and the acquisition of Summit Research. Net income for the quarter ended September 30, 2005 was $91,000 compared to a net loss of $327,000 for the same quarter in the previous year. Diluted income per share for the quarter ended September 30, 2005 was $0.01 compared to a diluted loss per share of $0.04 for the same quarter in the previous year. For the nine months ended September 30, 2005, revenues were $14.8 million compared to $5.2 million for the same period last year. The increase in revenues during the nine months ended September 30, 2005, compared to the same period last year was primarily due to growth in engineering services and the acquisition of Summit Research. Net income for the nine months ended September 30, 2005 was $196,000 compared to a net loss of $650,000 for the same period in the previous year. Diluted income per share for the nine months ended September 30, 2005 was $0.02 compared to a diluted loss per share of $0.09 for the previous year.

    Business Discussion

    Services revenue increased approximately $474,000 in the third quarter of 2005 compared to the second quarter of 2005. The increase in services revenues was primarily related to increases in billable employees.
    Reimbursed costs revenue increased approximately $180,000 in the third quarter of 2005 compared to the second quarter of 2005. The increase in reimbursed costs revenues was primarily related to increases in billable expenses.
    Product revenue for the quarter ended June 30, 2005 increased $637,000 to $964,000 compared to the second quarter of 2005. Product revenue is cyclical and typically stronger in the company's third quarter, which coincides with the government's fiscal year-end. The increase in product revenue as a percentage of total sales resulted in a reduction of gross profit as a percentage of total sales.

    Management Comments

    "We are pleased with our financial performance this quarter and expect continued improvement with the start up of the NASA contract in the fourth quarter," said Frank Libutti, chairman and chief executive officer. "We had solid revenue growth in our core services business and our EBITDA increased 18% or $55,000 from the second quarter of 2005."
    "We are excited about our potential new business opportunities and continue to expand our business base in our core competencies," said Gary Ryan, president. "Our service revenues were up 13% from the previous quarter and we continue to add billable employees. Although we have several holidays in the fourth quarter that could impact services revenue we expect our positive trends to continue."

    About Digital Fusion

    Digital Fusion, Inc., headquartered in Huntsville, Alabama, is an information technology, research and engineering, and acquisition and business support services company that helps its customers make the most of technology to meet their business needs. Digital Fusion provides state-of-the-art solutions to both government and commercial customers. Digital Fusion's core competencies are focused in the following broad areas: Application Development, Architecture and Security; Network Security; Data Management and Business Intelligence; System Migration and Integration; Sensor Systems Development and Analysis; Aerodynamic Design, Analysis, and Support; Thermal-Structural Modeling; Test and Evaluation; Systems Engineering; Modeling and Simulation; Control System Design and Analysis; Mechanical Design and Analysis; and Program Management Support. For additional information about Digital Fusion visit http://www.digitalfusion.com.
    Forward-Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "project, "anticipate," "believe," "estimate," "expect," "plan," "intend," and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties, the Company's dependence on continued funding of U.S. government programs; contract procurement and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees, and material changes in laws or regulations applicable to the Company businesses. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.



                         DIGITAL FUSION, INC.
                 Condensed Consolidated Balance Sheets
                   (in thousands, except share data)


                                            September 30, December 31,
                                                2005          2004
                                             (Unaudited)
                                            ------------- ------------
                  ASSETS
Current Assets:
  Cash and cash equivalents                 $          1  $       252
  Accounts receivable (net of allowance
   for doubtful accounts of $29 and $54
   for 2005 and 2004, respectively)                3,614        1,050
  Unbilled receivables                               614            -
  Prepaid expenses and other current assets           73           27
                                            ------------- ------------
     Total current assets                          4,302        1,329

Property and equipment, net of accumulated
 depreciation of $1,068 for 2005 and $952
 for 2004                                            495          417
Prepaid acquisition costs and acquisition
 deposit                                               -          285
Goodwill                                           5,865        3,347
Purchased intangible assets, net                   1,742            -
Other assets                                          18           13
                                            ------------- ------------
     Total assets                           $     12,422  $     5,391
                                            ============= ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt      $      1,442  $       647
  Accounts payable                                 1,414          609
  Deferred revenue                                   405           21
  Accrued compensation and related expenses          959           97
  Other current liabilities                           83          266
                                            ------------- ------------
     Total current liabilities                     4,303        1,640

Long-term debt, less current maturities            2,220           81
Pension obligation                                   302          302
                                            ------------- ------------
     Total liabilities                             6,825        2,023
                                            ------------- ------------

Stockholders' Equity:
  Preferred Stock - $.01 par value;
   authorized 1,000 shares, no shares
   issued and outstanding                              -            -
  Common Stock - $.01 par value; authorized
   30,000 shares; 11,072 and 9,721 shares
   issued and outstanding  at September 30,
   2005 and December 31, 2004, respectively          111           97
  Additional paid in capital                      44,069       42,050
  Accumulated deficit                            (38,583)     (38,779)
                                            ------------- ------------
     Total stockholders' equity                    5,597        3,368
                                            ------------- ------------
     Total liabilities and stockholders'
      equity                                $     12,422  $     5,391
                                            ============= ============



                         DIGITAL FUSION, INC.
            Condensed Consolidated Statements of Operations
    For the three and nine months ended September 30, 2005 and 2004
              (unaudited, in thousands except share data)

                                Three months ended  Nine months ended
                                    September 30,      September 30,
                                --------------------------------------
                                   2005      2004    2005      2004
                                 --------- -------- -------- ---------
Revenues
  Services and fees              $  4,061  $   962  $11,107  $  3,137
  Reimbursed costs                    815      191    1,993       461
  Product                             964      891    1,728     1,567
                                 --------- -------- -------- ---------
     Total Revenues                 5,840    2,044   14,828     5,165
                                 --------- -------- -------- ---------
Cost of services and goods sold
  Services                          3,163      846    8,605     2,527
  Reimbursed costs                    796      150    1,872       370
  Product                             877      845    1,608     1,478
                                 --------- -------- -------- ---------
     Total cost of services and
      goods sold                    4,836    1,841   12,085     4,375
                                 --------- -------- -------- ---------
     Gross profit                   1,004      203    2,743       790
Selling, general and
 administrative                       678      472    1,925     1,309
                                 --------- -------- -------- ---------
     Operating income (loss)          326     (269)     818      (519)
Other income (expenses):
  Interest expense, net               (54)     (58)    (137)     (131)
  Other income                          1         -      21         -
  Amortization of intangible
   assets                            (101)        -    (201)        -
  Amortization of discount on
   debt and intrinsic value of
   convertible debt                   (81)        -    (305)        -
                                ---------- ----------------- ---------
     Total other expenses            (235)     (58)    (622)     (131)
                                 --------- -------- -------- ---------
     Net income (loss) before
      income taxes                     91     (327)     196      (650)
Income tax benefit                      -        -        -         -
                                 --------- -------- -------- ---------
     Net income (loss)           $     91  $  (327) $   196  $   (650)
                                 ========= ======== ======== =========

Basic earnings (loss) per share  $   0.01  $ (0.04) $  0.02  $  (0.09)
                                 ========= ======== ======== =========
Basic weighted average common
 shares outstanding                11,051    7,985   10,792     7,599
                                 ========= ======== ======== =========

Diluted earnings (loss) per
 share                           $   0.01  $ (0.04) $  0.02  $  (0.09)
                                 ========= ======== ======== =========
Diluted weighted average common
 shares outstanding                13,156    7,985   12,879     7,599
                                 ========= ======== ======== =========



         Earnings before interest, income taxes, depreciation,
                       and amortization (EBITDA)
                       (unaudited in thousands)


EBITDA is not a measure of financial performance under United States generally accepted accounting principles ("US GAAP") and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. Management believes EBITDA provides additional, useful information regarding Digital Fusion's ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business.


                                 Three months ended  Nine months ended
                                    September 30,      September 30,
                                 ------------------- -----------------
                                   2005      2004      2005     2004
                                 --------  --------  -------- --------
Net income (loss)                $    91   $  (327)  $   196  $  (650)
Interest expense                      54        58       137      131
Income tax expense                     -         -         -        -
Depreciation                          39        36       118       72
Amortization of intangible
 assets                              101         -       201        -
Amortization of discount on debt
 and intrinsic value of
 convertible debt                     81         -       305        -
                                 --------  --------  -------- --------

EBITDA                           $   366   $  (233)  $   957  $  (447)
                                 ========  ========  ======== ========


    CONTACT: Digital Fusion, Inc.
             Elena Crosby, 256-837-2620
             ir@digitalfusion.com